UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    June 16, 2009

www.bmhc.com

Building Materials Holding Corporation

Delaware	001-33192	91-1834269
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

720 Park Boulevard, Suite 200, Boise, Idaho  83712

(208) 331-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 16, 2009, we announced we reached an agreement with members of our secured lenders to significantly reduce our debt, establish a new revolving credit facility and substantially lower interest expense upon completion of a restructuring plan.  We have voluntarily initiated reorganization proceedings under Chapter 11 of the U.S. Bankruptcy Code in Delaware to implement this pre-negotiated restructuring plan in an efficient and timely manner.

We have received commitments for $80 million in debtor-in-possession (DIP) financing from certain of our existing lenders.  Of this amount, $40 million will be immediately available upon interim approval of the Court.  This represents an increase of $20 million from the existing $20 million revolver.  Upon final approval, we will have access to the full $80 million.  We expect the new financing to provide ample liquidity to meet our ongoing obligations to employees, customers and suppliers.

Under the proposed plan, our existing secured lenders will convert their interests to equity in the newly reorganized company and will receive interests in $135 million of term notes.  Unsecured creditors will receive a cash distribution and the right to receive future payments based on our operating performance.  The existing common shares held by shareholders will be extinguished and these shareholders will not receive any distributions.

We anticipate completing our restructuring in three to four months.

A copy of our news release is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit
Number	Description

99.1	News release dated June 16, 2009

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Building Materials Holding Corporation

Date: June 16, 2009	/s/ Paul S. Street
Paul S. Street
Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Exhibit Index

Exhibit
Number	Description

99.1	News release dated June 16, 2009